Exhibit 99.1

SOURCE: One Horizon Group, Inc.

November 15, 2013 07:30 ET

One Horizon Group Announces Third Quarter 2013 Financial Results

BAAR, SWITZERLAND--(Marketwired - Nov 15, 2013) - One Horizon Group, Inc. (OTCQB: OHGI) ("One Horizon Group" or the "Company"), which develops software application platforms that optimize mobile voice, instant messaging and advertising communications over the Internet, today announced unaudited financial results for the three months ended September 30, 2013.

Financial Highlights and Recent Events

●	Revenue was $7.21 million for the three months ended September 30, 2013, a 68.0% increase from the $4.29 million in revenue generated for the three months ended September 30, 2012.

●	Gross profit was $7.18 million for the three months ended September 30, 2013, a 80.8% increase from the $3.97 million in gross profit generated for the three months ended September 30, 2012.

●	Net income on a non-GAAP basis attributable to the stockholders of the Company would have been $4.61 million for the third quarter of 2013.

"We are pleased to announce positive top line results for the third quarter reflecting the continued success of Horizon Call, our mobile VoIP solution for both network operators and enterprises. We are confident that the applications of our revolutionary software will continue to gain acceptance among carriers and enterprises due to the high quality and optimized mobile voice, messaging and advertising services delivered over our unique and innovative platform," stated Mark White, Chief Executive Officer of One Horizon Group.

"Our carrier-branded mobile VoIP platform enables substantial savings through bandwidth efficiency that carries up to ten times the amount of voice and data relative to conventional platforms. We offer a premier white-labeled solution that can be made unique to each operator, configured for multimedia, location-aware advertising, and which can work with existing payment systems. To illustrate, the recent launch of our on-line Global Phone Credit service add-on is a fully integrated web shop credit purchase solution that can be easily deployed by all Horizon customers deploying our white-labeled solution freeing them up to market their own brand of our smartphone VoIP solutions to their subscribers. Further, One Horizon's white-labeled voice and messaging over IP service solution has opened up a range of new possibilities for mobile operators looking to displace third party OTT (Over The Top) with a high quality branded offering."

"During the third quarter of fiscal year 2013, we continued to expand the applications of our mobile software and related marketing efforts in promising emerging markets. The explosion in smartphone deployment is expected to be led by the emerging markets which represent a key opportunity for Horizon Call due to these markets' high population density, high penetration of mobile phones, congested mobile cellular networks and high growth in smartphone adoption. Our VoIP optimizations allow our customers to offer their subscribers reliable VoIP on congested 2G and 3G networks which dominate wireless infrastructure in very sizable, fast-growing Asian markets."

"We believe that with the world's ever-growing number of smartphones, our technology is the only VoIP service that is engineered from the ground up to efficiently operate over all wireless networks including 2G, 3G, 4G/LTE and Wi-Fi. All wireless networks are subject to congestion and noise and our SmartPacket technology revolutionizes how VoIP calls are made thereby allowing high quality, resilient VoIP to run on the world's congested networks. Horizon is poised to optimize how VoIP is deployed on high capacity Wi-Fi and 4G/LTE networks that allow our telecommunications carrier customers to place more calls on their networks than they could using existing VoIP technologies such as SIP or VoLTE," Mr. White concluded.

Financial Results for the Three Months ended September 30, 2013

Revenue for the three months ended September 30, 2013 was approximately $7.21 million as compared to approximately $4.29 million for the three months ended September 30, 2012, an increase of $2.92 million, or 68.0%. The increase in revenue was due to the ongoing growth in sales of the Horizon Platform and licenses. The Company expects sales to continue to grow as more companies sign up for the Horizon Platform.

Gross margin for the three months ended September 30, 2013 was approximately $7.18 million as compared to $3.97 million for the three months ended September 30, 2012, an increase of 80.8%. The main reason for the increase in gross margin is the growth in business and the smartphone market globally, as well as the Company's ability to capitalize on market opportunities by entering areas with high population density, high penetration of mobile phones, congested mobile cellular networks and high growth in the adoption of smartphones. Gross margin as a percentage of revenue increased from 92.5% to 99.5% for the three months ended September 30, 2013.

Operating expenses were approximately $1.90 million for the three months ended September 30, 2013 as compared to $1.34 million for the three months ended September 30, 2012. The operating expenses represented 26.4% of sales for the three months ended September 30, 2013 as compared to 31.3% of sales for the same period in 2012. The operating expenses for the three months ended September 30, 2013 included various public company expenses, including stock-based compensation, and various legal and consulting services. The stock compensation expenses included approximately $50,000 for 33,333 restricted shares and is a one-time non-cash charge related to management efforts to develop corporate governance and capital markets strategies as well as investor and public relation programs for the Company's entry into the U.S. public markets.

Net income for the three months ended September 30, 2013 was approximately $4.58 million as compared to net income of $2.59 million for the same period in 2012. The increase in net income reflected the growth in the business and sales. Without certain stock compensation expenses, net income on a non-GAAP basis attributable to the stockholders of the Company would have been approximately $4.66 million for the three months ended September 30, 2013.

Nine Months 2013 Results

Revenue for the nine months ended September 30, 2013 was $13.32 million, an increase of 50.6% as compared to $8.85 million for the nine months ended September 30, 2012. Gross profit was $12.80 million, up 51.3% from $8.46 million in the nine months ended September 30, 2012. Gross margin as a percentage of revenue was 95.6% compared to 96.0% in the same period of 2012. General and administrative expenses were $5.04 million, compared to $4.22 million for the same period of 2012. Net income for the nine months ended September 30, 2013 was approximately $5.38 million as compared to net income of $1.68 million for the same period in 2012. Without certain stock compensation expenses, net income on a non-GAAP basis attributable to the stockholders of the Company would have been approximately $6.10 million for the nine months ended September 30, 2013.

Financial Condition

As of September 30, 2013, the Company had $3.45 million in cash and cash equivalents and its working capital, excluding the current portion of deferred revenue (attributable to licensing fees to be realized over time), was approximately $7.30 million. As of September 30, 2013, the Company had $0.20 million in long term debt, $24.90 million in deferred revenue and total stockholders' equity was $29.39 million. During the nine months ended September 30, 2013, the Company used net cash of approximately $2.59 million for operating activities, while investing activities used approximately $1.15 million and financing activities provided approximately $6.49 million in net cash.

Reverse Stock Split and Change of Domicile

On August 29, 2013, our 1-for-600 reverse stock split became effective for purposes of the securities markets. As a result of the reverse stock split, the Company's issued and outstanding shares of common stock decreased from approximately 18.9 billion pre-reverse stock split shares to approximately 31.5 million post-reverse stock split shares.

In addition, the Company's change of domicile from Pennsylvania to Delaware became effective on August 26, 2013. The change of domicile had also been approved by the Board of Directors and by shareholders at the Company's Annual Meeting held on August 6, 2013.

Business Update

The Company anticipates further revenue growth in 2013 and is marketing its wide range of solutions to both Tier 1 and Tier 2 carriers and large-sized enterprises. The Company is continuing to explore regions and markets where our innovative software application will have the most value-added impact, including India and China. Asia represents a key opportunity for the Company's Horizon Call platform due to increased pressures on mobile operators to manage their network availability and provide cost and efficiency advantages relative to current technologies. The Company foresees its Horizon SmartPacket™ as being especially competitive in this region since it is the world's lowest bandwidth voice compression and transmission protocol and no other software companies offer a solution in such a complete and integrated fashion.

During the nine months ended September 30, 2013, the Company completed six new master licensing agreements with one tier one telecommunication operator in Asia and five tier two telecommunication operators in Europe and Asia. During the quarter ending September 30, 2013, the Company completed the Microsoft Lync interconnectivity of Horizon Call.

The Company is continuing to make progress in its joint venture with ZTE Corporation. ZTE is the fourth largest mobile phone manufacturer, the fifth largest telecommunications equipment provider in the world and China's largest public telecoms equipment company with operations in 160 countries, listed on both the Hong Kong and Shenzhen Stock Exchanges. The Company plans to roll out its technology in this market leveraging ZTE's channel of 160 Tier 1 software customers. Further, the Company has targeted the young demographic to generate advertising revenue for its technology who are avid users of free app to app VoIP calls and messaging that would work over existing 2G, 3G and EDGE platforms.

In July 2013, the Company released our VoIP technology as a software-library for smartphone App developers. The Horizon software library allows smartphone app developers to integrate the Horizon VoIP optimizations with their current and their future apps. Apps such as on-line gaming can now carry the gamers' voice in a high-quality and reliable way especially while on wireless networks such as 3G, bringing a new level of mobility to games that benefit from voice communications. Another use for the library is in the plethora of existing VoIP apps that currently employ inefficient SIP protocols. App-based gaming developers can now upgrade their users' voice-communication experience by deploying Horizon and integrating the Horizon software library in their apps. The Horizon software library works in conjunction with the Horizon Global Exchange product suite. A software license is required for the Horizon Global Exchange and for the Horizon software-library.

In August 2013, Horizon launched our online Global Phone Credit (GPC) service add-on. This service provides a complete Internet shop-front that performs the cash collection, credit card management and cash reconciliation services for all Horizon service providers that wish to avail themselves of it. This Horizon technology component seamlessly works alongside any legacy operator credit top-up services such as scratch-cards. The Horizon service provider can now also promote the GPC on-line payment portal allowing their subscribers to pay for their in-App credit using their credit card or a PayPal account. The GPC service works in conjunction with the Horizon Global Exchange product suite.

In September, Horizon opened a new software research and development office in the Nexus Innovation Centre on the campus of the University of Limerick in Ireland. The New office provides access to cutting-edge engineering talent and new opportunities for collaboration with world-class academic resources. In addition, we expect that our presence in Ireland will provide the Company with the opportunity to avail of the favorable tax advantages and R&D support that Ireland has to offer.

In November 2013, Horizon announced the addition of a GPS tracking and advertising service to the One Horizon App software suite. The feature is designed to help in locating lost phones, allow operators to deliver relevant advertisements dynamically to subscribers, and enable subscribers to record and share their movements through social media.

About Non-GAAP Financial Measures

In addition to One Horizon Group's unaudited condensed consolidation financial results developed in accordance with United States Generally Accepted Accounting Principles ("GAAP"), the Company also provides a Non-GAAP financial measure for the third quarter of 2013, Non-GAAP net income attributable to stockholders, which excludes the non cash equity compensation expenses from its comparable GAAP measure. The Company believes that this Non-GAAP financial measure provides investors with another method for assessing One Horizon Group's operating results in a manner that is focused on the performance of its ongoing operations and excludes non cash equity compensation expenses incurred for outside advisors. Readers are cautioned not to view Non-GAAP results on a stand-alone basis or as a substitute for results under GAAP, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP results with Non-GAAP results below. The Company believes that both management and investors benefit from referring to these Non-GAAP financial measures in assessing the performance of One Horizon Group and when planning and forecasting future periods. The accompanying table contains detail on the GAAP financial measures that are most directly comparable to Non-GAAP financial measures and the related reconciliation between these financial measures.

Unaudited Reconciliation of GAAP to Non-GAAP Measures

ONE HORIZON GROUP, INC.
Unaudited Reconciliation of GAAP to Non-GAAP
Three months ended September 30, 2013

	GAAP	(1)	Non-GAAP

Income attributable to stockholders	$4,611,000	$50,000	$4,661,000

(1) Non cash equity compensation for the Company's capital markets advisors

ONE HORIZON GROUP, INC.
Unaudited Reconciliation of GAAP to Non-GAAP
Nine months ended September 30, 2013

	GAAP	(1)	Non-GAAP

Income attributable to stockholders	$5,454,000	$643,000	$6,097,000

(1) Non cash equity compensation for the Company's capital markets advisors

About One Horizon Group, Inc.

One Horizon Group, Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Baar, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data applications including messaging and mobile advertising. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Ireland. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward-looking statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

UNAUDITED FINANCIAL TABLES

ONE HORIZON GROUP, INC.
(formerly Intelligent Communication Enterprise Corporation)
Condensed Consolidated Balance Sheets
September 30, 2013 and December 31, 2012
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2013	2012

Assets

Current assets:
Cash	$3,452	$699
Accounts receivable, current portion	11,673	5,899
Other assets	329	136
Total current assets	15,454	6,734

Accounts receivable, net of current portion	44,690	26,263
Property and equipment, net	351	350
Intangible assets, net	12,753	12,329
Other assets	196	-
Total assets	$73,444	$45,676

Liabilities and Equity

Current liabilities:
Accounts payable	$1,198	$750
Accrued expenses	931	435
Accrued compensation	59	38
Income taxes	1,941	1,332
Amounts due to related parties	4,000	3,500
Current portion of deferred revenue	9,800	6,000
Current portion of long-term debt	65	59
Total current liabilities	17,994	12,114

Long-term liabilities
Deferred revenue	24,900	16,000
Long term debt, net of current portion	203	219
Deferred income taxes	445	445
Mandatorily redeemable preferred shares	90	90
Total liabilities	43,632	28,868

Equity
One Horizon Group, Inc. stockholders' equity
Preferred stock:
$0.0001 par value, authorized 50,000,000; no shares issued or outstanding	-	-
Common stock:
$0.0001 par value, authorized 200,000,000 shares issued and outstanding 31,752,858 shares (December 2012 30,845,844)	3	3
Additional paid-in capital	28,271	21,630
Stock subscriptions receivable	(500)	(500)
Retained Earnings (Deficit)	674	(4,780)
Accumulated other comprehensive income	937	455
Total One Horizon Group, Inc. shareholders' equity	29,385	16,808
Non-controlling interest	427	-
Total equity	29,812	16,808

Total liabilities and equity	$73,444	$45,676

See accompanying notes to condensed consolidated financial statements.

ONE HORIZON GROUP, INC.
(formerly Intelligent Communication Enterprise Corporation)
Condensed Consolidated Statements of Operations
For the three and nine months ended September 30, 2013 and 2012
(in thousands, except per share data)
(unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2013	2012	2013	2012

Revenue	$7,209	$4,291	$13,317	$8,845

Cost of revenue	34	322	522	387
Gross margin	7,175	3,969	12,795	8,458

Expenses:
General and administrative	1,347	915	5,041	4,222
Depreciation	45	36	120	854
Amortization of intangibles	509	393	1,359	1,436
	1,901	1,344	6,520	6,512

Income from operations	5,274	2,625	6,275	1,946

Other income and expense:
Interest expense	(96)	14	(108	(101
Interest expense - related parties	(50)	(50	(150	(100
Foreign exchange	(38)	-	(38	5
	(184)	(36)	(296)	(196)

Income before income taxes	5,090	2,589	5,979	1,750

Income taxes	508	-	598	69

Net Income for the period	4,582	2,589	5,381	1,681

Net income (loss) attributable to the non-controlling interest	(29)	-	(73)	-

Net Income for the period atrributable to One Horizon Group, Inc.	$4,611	$2,589	$5,454	$1,681

Earnings per share attributable to One Horizon Group, Inc. shareholders

Basic net income per share	$0.15	$0.11	$0.17	$0.07

Diluted net income per share	$0.13	$0.10	$0.16	$0.07

Weighted average number of shares outstanding
Basic	31,767	24,552	31,538	23,658
Diluted	34,204	26,080	33,906	25,186

See accompanying notes to condensed consolidated financial statements.

ONE HORIZON GROUP, INC.
(formerly Intelligent Communication Enterprise Corporation)
Condensed Consolidated Statements of Comprehensive Income
For the three and nine months ended September 30, 2013 and 2012
(in thousands)
(unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2013	2012	2013	2012

Net income	$4,582	$2,589	$5,381	$1,681
Other comprehensive income:
Foreign currency translation adjustment gain	532	-	482	-
Comprehensive income	5,114	2,589	5,863	1,681

Comprehensive income (loss) attributable to the non-controlling interest	(29)	-	(73)	-

Total comprehensive income	$5,143	$2,589	$5,936	$1,681

See accompaying notes to condensed consolidated financial statements

ONE HORIZON GROUP, INC.
(formerly Intelligent Communication Enterprise Corporation)
Consolidated Statement of Equity
For the nine months ended September 30, 2013
(in thousands)
(unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Subscriptions Receivable	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interest	Total Equity
	Number of Shares	Amount

Balance December 31, 2012	30,846	$3	$21,630	$(4,780	$(500)	$455	$-	$16,808

Sale of subsidiary shares to non-controlling interest							500	500
Net income				5,454			(73)	5,381
Foreign currency translations						482		482

Common stock issued for note receivable	807	-	6,000		-			6,000
Common stock issued for services received	101	-	643					643
Common stock repurchased	(1)	-	(2)					(2)

Balance September 30, 2013	31,753	$3	$28,271	$674	$(500)	$937	$427	$29,812

See accompanying notes to consolidated financial statements.

ONE HORIZON GROUP, INC.
(formerly Intelligent Communication Enterprise Corporation)
Condensed Consolidated Statements of Cash Flows
For the nine months ended September 30, 2013 and 2012
(in thousands)
(unaudited)

	2013	2012

Cash provided by (used in) operating activities:

Operating activities:
Net income for the period	$5,454	$1,681

Adjustment to reconcile net income for the period to net cash provided by (used in) operating activities:
Depreciation of property and equipment	120	854
Amortization of intangible assets	1,359	1,436
Common stock issued for services received	643	-
Warrants issued for services received	-	2
Net income (loss) attributable to non-controlling interest	(73)	-
Changes in operating assets and liabilities net of effects of acquistions:
Accounts receivable	(24,201)	(19,082)
Other assets	(193)	(654)
Accounts payable and accrued expenses	995	(1,989)
Deferred revenue	12,700	15,450
Income taxes	609	163

Net cash (used in) operating activities	(2,587)	(2,139)

Cash used in investing activities:

Acquisition of intangible assets	(831)	(2,263)
Acquisition of property and equipment	(121)	(198)
Other assets	(196)	-

Net cash (used in) investing activities	(1,148)	(2,461)

Cash flow from financing activities:

(Decrease) in long-term borrowing, net	(10)	(815)
Proceeds from issuance of common stock	6,000	6,252
Repurchase of common stock	(2)	-
Advances from related parties	500	-
Net checks issued in excess of funds	-	(92)

Net cash provided by financing activities	6,488	5,345

Increase in cash during the period	2,753	745

Cash at beginning of the period	699	371

Cash at end of the period	$3,452	$1,116

See accompanying notes to condensed consolidated financial statements.

ONE HORIZON GROUP, INC.
(formerly Intelligent Communication Enterprise Corporation)
Condensed Consolidated Statements of Cash Flows (continued)
For the nine months ended September 30, 2013 and 2012
(in thousands)
(unaudited)

Supplementary Information:

	2013	2012

Interest paid	$-	$-
Income taxes paid	-	-

Non-cash transactions:
Common stock issued for subscription receivable	-	500
Common stock issued for services received	643
Contribution of software for non-controlling interest	500

See accompanying notes to condensed consolidated financial statements.

 _________________________________________________________

Contact Information

Martin Ward, FCA
Chief Finance Officer
One Horizon Group
DD: +44 20 7509 9354
Email: Email Contact